UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2006

Global Crossing Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda		HM12
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	4412968600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, Global Crossing Limited, a Bermuda corporation (the "Company"), GC Crystal Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("MergerCo") and IMPSAT Fiber Networks, Inc., a Delaware corporation ("Impsat") entered into an Agreement and Plan of Merger, which provides for the merger of MergerCo with and into Impsat, with Impsat continuing as the surviving corporation. Upon the consummation of the merger, Impsat will become a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, upon the completion of the merger, Impsat’s stockholders will receive $9.32 in cash, without interest (the "Merger Consideration"), for each issued and outstanding share of common stock, for a total equity value of approximately $95 million. Each outstanding option or warrant to purchase the Impsat’s common stock at a per share exercise price lower than the Merger Consideration will be converted into the right to receive a cash amount equal to the Merger Consideration less the exercise price for such option or warrant, as the case may be, net of any applicable taxes. The Company has also agreed to cause MergerCo to assume, refinance and/or repay all outstanding debt of Impsat. Impsat’s net debt balance was approximately $218 million as of June 30, 2006. The Company has obtained a financing commitment from Credit Suisse for up to $200 million to refinance most of Impsat’s debt that is not being permanently retired at closing.

The Boards of Directors of each of the Company, MergerCo and Impsat have unanimously approved the Merger Agreement. The Company, MergerCo and Impsat have each made customary representations, warranties and covenants in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, prior to completion of the merger, Impsat intends to commence contingent offers to purchase all of its outstanding Series A 6% Senior Guaranteed Convertible Notes due 2011 (the "Series A Notes") and Series B 6% Senior Guaranteed Convertible Notes due 2011 (the "Series B Notes") at a price equal to 101% of the principal amount thereof. Each pre-closing offer to purchase will be contingent upon the occurrence of the closing of the merger. In addition, prior to completion of the merger, Impsat intends to commence separate consent solicitations with respect to each of the indentures for the Series A and Series B Notes, which will seek certain amendments to the indentures that will only become operative upon consummation of the merger.

The consummation of the merger is subject to a number of conditions, including, among others, (i) the approval of the Merger Agreement in accordance with the Delaware General Corporation Law and the Restated Certificate of Incorporation of Impsat, (ii) the absence of any injunction or other order issued by a governmental entity of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, (iii) the receipt of certain required regulatory approvals and (iv) the absence of any event or circumstance which has had or will reasonably be expected to have a material adverse effect on Impsat, in each case as provided more fully in the Merger Agreement. Each party’s obligation to close is also subject to the accuracy of representations and warranties of and compliance with covenants by the other party to the Merger Agreement, in each case, as set forth in the Merger Agreement.

The Merger Agreement contains certain termination rights for both the Company and Impsat, and provides that, upon termination under certain circumstances, Impsat would be required to pay the Company a termination fee of $5,000,000.

In connection with the Merger Agreement, Morgan Stanley & Co., Incorporated ("Morgan Stanley"), W.R. Huff Asset Management Co., LLC ("WR Huff") and several officers and a director of Impsat (in each of their respective capacities as a stockholder and/or beneficial owner of Company common stock and/or a noteholder) entered into support agreements (the "Support Agreements") with the Company. Pursuant to the Support Agreements, the parties agreed to support and vote in favor of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. The Support Agreements will terminate upon the earlier of the consummation of the merger or the termination of the Merger Agreement. The foregoing description of the Support Agreements are qualified in their entirety by reference to the complete text of the support agreements, the forms of which are included as Exhibits A-1, A-2 and A-3 of the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement which is attached as Exhibit 2.1 to the current report on Form 8-K of Impsat filed on October 30, 2006, and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties to the Merger Agreement described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. The representations and warranties in the Merger Agreement may have been made to allocate risks among the parties thereto, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters to the Merger Agreement that the parties exchanged in connection with the signing of the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Impsat’s public disclosures.

Additional Information

On October 30, 2006, Impsat filed with the Securities and Exchange Commission (SEC) a current report on Form 8−K which included a copy of the merger agreement. In connection with Impsat’s solicitation of proxies with respect to the meeting of stockholders to be called in connection with the proposed merger, Impsat will file a proxy statement with the SEC and will provide a copy to stockholders of Impsat. Stockholders are advised to read the proxy statement because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Stockholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) from Impsat’s Web site, www.Impsat.com or by directing a request by writing to Impsat Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina, Attention: Guillermo Pardo.

Impsat and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from stockholders of Impsat in favor of the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in Impsat’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Impsat common stock as of March 15, 2006 is also set forth in the Schedule 14A filed by Impsat on March 31, 2006 with the SEC. This document is available free of charge at the SEC’s Web site, www.sec.gov, or at Impsat’s corporate Web site, www.Impsat.com.

In addition, the Company may be deemed to be participating in the solicitation of proxies from Impsat’s stockholders in favor of the approval of the proposed merger. Information concerning the Company’s directors and executive officers is set forth in the Company’s proxy material for its 2006 annual general meeting, which was filed with the SEC on April 28, 2006. This document is available free of charge at the SEC’s Web site at www.sec.gov or at the Company’s Web site, www.GlobalCrossing.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd

October 31, 2006	By:	Mitchell C. Sussis

Name: Mitchell C. Sussis
Title: Senior Vice President, Secretary & Deputy General Counsel